FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2017 RESULTS:

•	REVENUE OF $166 MILLION, UP FROM 2Q 2017

•	GAAP EPS OF $0.48, EXCEEDS UPDATED GUIDANCE

•	COMPANY OPERATING MARGINS OF 17%

•	CORE RETURNS $25 MILLION TO SHAREHOLDERS IN QUARTER

•	COMPANY OFFICIALLY ENTERS S&P MIDCAP 400® INDEX

AMSTERDAM (23 October 2017) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported third quarter 2017 revenue of $166,200,000, up sequentially from its second quarter 2017 revenue, with operating and net income of $27,500,000 and $21,100,000, respectively, and earnings per diluted share (“EPS”) of $0.48, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Third quarter 2017 results were affected by Hurricanes Harvey, Irma, and Maria, and even though damage to Company facilities was minor, Core Lab and its clients did suffer interruptions of business activity due to local area flooding, power outages and wind damage. Despite these events, Core's third quarter 2017 results exceeded the updated guidance issued by the Company on 5 September 2017.

Operating margins for the Company were 17% for the third quarter 2017 which were negatively affected by client workflow disruptions as a result of the hurricanes.

Core generated $25,000,000 in free cash flow (“FCF”) a non-GAAP financial measure defined as cash from operations less capital expenditures, which was in excess of its dividend in the quarter, and returned virtually all of that FCF to its shareholders via its regular quarterly dividend. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a relative performance return on invested capital ("ROIC") among the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest of comparably sized companies in its oilfield service Comp Group.

On 6 July 2017, Standard and Poor’s ("S&P") announced that Core Laboratories will be added to the S&P MidCap 400® Index. Core officially entered the S&P MidCap Global Industry Classification Standard ("GICS") Oil & Gas Equipment and Services Sub-Industry index as of 12 July 2017.

Segment Highlights

Beginning in the first quarter of 2017, Core Laboratories realigned its operations and is reporting results under two segments: Reservoir Description and Production Enhancement. The financial statements that follow show the Company’s results for the second and third quarters of 2017 and third quarter of 2016 for comparison of sequential quarterly and year-over-year quarterly results. All quarterly financial comparisons in this Segment Highlights section are made relative to previously reported ex-items results.

Reservoir Description

Reservoir Description operations, primarily focused on projects funded by operating budgets from internationally-based fields, deepwater provinces and from the development of U.S. tight-oil (shale) reservoirs, posted revenue of $101,400,000 in the third quarter of 2017. Operating income was $14,600,000, yielding operating margins of 14%. Based on adjusted guidance provided on 5 September 2017 as a result of Hurricane Harvey, the majority of the $4,000,000 projected decrease in revenue was related to locations impacted within the Reservoir Description segment. Revenue, operating income, and margins were all affected by the impact of hurricanes in the third quarter of 2017, which interrupted client field operations and workflow into Company laboratories and offices; however, without this business interruption, third quarter results for Reservoir Description would have achieved a slight increase in sequential revenue with18% EBIT margins.

The number of pressure-volume-temperature ("PVT")-related projects has been increasing for the last several years, and reservoir fluid analyses now contribute approximately 60% of Reservoir Description revenue. In U.S. tight-oil developments, especially shale-related plays in the Permian basin, the Company is benefiting from increased client interest and the need for detailed PVT testing of reservoir fluids.

These PVT data sets are used to determine estimated ultimate recoveries (“EURs”) of hydrocarbons and predict reservoir performance over time. Fluid properties measured include bubble point pressures, compositional make-up of the crude oil and natural gases, formation volume factors, viscosity, and natural gas-to-crude oil ratios. Our clients use this data to optimize production streams and maximize returns on invested capital. Core participated in a number of technical panels and hosted several industry conference calls during the third quarter to discuss expected trends in the Permian Basin.

Core continues to expand its presence in the Middle East region to support client demand for rock and fluid laboratory services. Core remains a key partner in helping clients by providing critical data sets for evaluating opportunities in both new and mature fields. Core's scientists are conducting comprehensive studies involving the integration of data from laboratory and geological analyses to assess reserve potential and benchmark reservoir performance.

As a result of the Company's extensive expertise dealing with fluid flow through porous media, Core has determined that the enhanced oil recovery ("EOR") techniques most effective in unconventional reservoirs will differ greatly from EOR methods used in conventional reservoirs worldwide. The injection of miscible gases and the application of gas-adsorption techniques developed in Core’s laboratories at in-situ reservoir pressures and temperatures have proved far superior to the pressurized physical movement of hydrocarbons using flood fronts that are typically employed in conventional fields.

The Company continues to increase the number of major EOR projects in various stages for unconventional reservoirs. Several formations and different basins are under study with multiple clients.

During the third quarter, Core had numerous client discussion regarding a second Joint Industry Project (“JIP”) on unconventional EOR. When initiated, this Permian Basin study will provide participants with laboratory data that will enable them to access opportunities to boost ultimate recovery rates in these tight reservoirs.

Production Enhancement

Production Enhancement operations, largely focused on unconventional tight-oil reservoirs and complex deepwater completions, posted higher third quarter 2017 revenue and operating income compared with second quarter 2017 results. Revenue increased 9% sequentially from the second quarter to $64,800,000, and operating income was up 20% to $13,000,000, while operating margins expanded by almost 200 basis points to 20%. Production Enhancement’s U.S. land revenue results were up 16% sequentially, which outperformed the sequential EIA reported U.S. land completions activity which was up just 12%.

Based on adjusted guidance provided earlier in the quarter as a result of Hurricane Harvey, and while minor by comparison to Reservoir Description, part of the $4,000,000 projected decrease to our revenue was for locations impacted within the Production Enhancement segment. Consequently, the incremental margins would have been in the ~50% range comparable with the first and second quarters of 2017 had Hurricane Harvey not occurred. Core's clients continue to seek new and higher technology solutions for increasing daily production and estimated ultimate recoveries which are driving Production Enhancement operating and incremental operating margins higher.

The continued revenue growth for Production Enhancement was bolstered by increased demand for Core’s recently introduced HERO®PerFRAC perforating charges and gun systems. Client acceptance of HERO®PerFRAC technology is among the highest of all new product lines introduced by Core over the past five-plus years and is evidence of the Company’s technological advantage and leverage for expansion in North American activity. Client acceptance of our HERO®PerFRAC technology during this downturn is confirmation that if a company develops value-add services which increase IRRs and EURs, clients are more than willing to evaluate and ultimately use that new technology.

The HERO®PerFRAC perforating system provides consistent hole sizes throughout the perforating cluster, thereby maximizing frac efficiency and increasing Stimulated Reservoir Volume (“SRV”). This system equalizes the perforating friction and allows all perforations to contribute more equally to the fracing operation. Further, tortuosity is reduced, enhancing proppant deployment at lower hydraulic pumping pressures.

The HERO®PerFRAC system is specifically designed to provide 100% contribution of perforating clusters, require minimal hydraulic horsepower to efficiently place fracture treatments, maximize SRV, and increase ultimate recovery from the reservoir. The HERO®PerFRAC system is proving to be far superior to conventional perforating systems, decades-old sand-jet perforating techniques, and sliding sleeves, which have limited applications in some tight-oil reservoirs.

Core’s clients are also using SpectraStimTM, SpectraScanTM, and FLOWPROFILERTM completion diagnostics to further enhance their completion programs. These technologies are helping Core's clients optimize completions by increased cluster efficiency and eliminate the need for diverters yielding lower well costs and significant improvement to the reservoir EURs.

Free Cash Flow and Dividends

During the third quarter of 2017, Core continued to generate FCF, with cash from operations of $29,900,000 and capital expenditures of $4,900,000 yielding $25,000,000 of FCF. This free cash was returned to Core’s shareholders via the Company’s regular quarterly dividend. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

On 6 July 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 14 August 2017 to shareholders of record on 17 July 2017. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 10 October 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the fourth quarter of 2017. The quarterly cash dividend will be payable 21 November 2017 to shareholders of record on 20 October 2017. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Baker Hughes, Oceaneering, National Oilwell Varco, RPC, and the Wood Group, among others. Eleven of the 13 companies listed in the Comp Group failed to post ROIC that exceeded their weighted average cost of capital ("WACC"). Core’s ratio of ROIC to WACC is the highest of any comparably sized company in the Comp Group.

Fourth Quarter 2017 Revenue and EPS Guidance

Core is encouraged by the increasing focus of its major clients regarding capital management, ROIC, FCF and returning capital back to their shareholders, as opposed to just production growth. The Companies adopting these metrics tend to be the more technologically sophisticated operators and form the foundation of Core’s worldwide client base. Core will benefit from this shift in focus from production growth to employing higher technological solutions to maximize economic production growth and EURs. The client’s increased use of higher technological solutions from Core is considered in the Company’s guidance for continued increases in operating and incremental operating margins into the fourth quarter of 2017. Clients will pay for technologies that boost their ROIC and FCF.

Internationally, a number of Final Investment Decisions ("FIDs") have been announced during the quarter by oil and gas companies; however, activities for Core Lab relating to those FIDs are not expected to materially increase in 2017 as the operators are currently developing their project plans and should begin to implement those plans early in 2018. Further, the international rig count remains flat due to limited capital projects underway by international operators. However, operators continue to spend from their operating budgets on maximizing recovery from their existing producing fields.

Core expects fourth quarter 2017 North American completion activity levels to continue to expand as current completion levels will be supplemented by reductions in drilled-but-uncompleted ("DUC") inventories. The Company expects fourth quarter 2017 international activity levels to be flat to up slightly from third quarter levels with most ongoing projects to be funded largely from their operating budgets.

Core projects fourth quarter 2017 revenue of approximately $171,500,000. As discussed in prior quarterly earnings releases, Core expects our incremental operating income margins to exceed 60% as the recovery phase continues, followed by historical incremental operating income margins of approximately 35% to 45%. The Company projects that its operating income in the fourth quarter 2017 is expected to be approximately $32,800,000 yielding operating margins of approximately 19%. EPS for the fourth quarter 2017 is expected to be approximately $0.58.

Fourth quarter 2017 FCF is expected to exceed net income and Core expects that it will continue to return all excess capital to its shareholders during the quarter.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2017 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Tuesday, 24 October 2017. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2016 Form 10-K filed on 10 February 2017 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	30 Sep 2017	30 Jun 2017	30 Sep 2016	vs Q2-17	vs Q3-16
REVENUE	$166,247	$163,903	$143,483	1.4%	15.9%

OPERATING EXPENSES:
Costs of services and sales	120,890	117,118	107,153	3.2%	12.8%
General and administrative expenses	11,887	11,100	8,406	7.1%	41.4%
Depreciation and amortization	6,091	6,302	6,724	(3.3)%	(9.4)%
Other (income) expense, net	(97)	(24)	(288)	NM	NM
Total operating expenses	138,771	134,496	121,995	3.2%	13.8%

OPERATING INCOME	27,476	29,407	21,488	(6.6)%	27.9%
Interest expense	2,707	2,692	2,569	0.6%	5.4%
Income before income tax expense	24,769	26,715	18,919	(7.3)%	30.9%
Income tax expense	3,716	4,006	2,081	(7.2)%	78.6%
Net income	21,053	22,709	16,838	(7.3)%	25.0%
Net income attributable to non-controlling interest	(33)	19	108	NM	NM
Net income attributable to Core Laboratories N.V.	$21,086	$22,690	$16,730	(7.1)%	26.0%

Diluted Earnings Per Share:	$0.48	$0.51	$0.38	(5.9)%	26.3%

Weighted Avg Diluted Common Shares Outstanding	44,332	44,374	44,320	(0.1)%	—%

Effective Tax Rate	15%	15%	11%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$101,442	$104,313	$105,427	(2.8)%	(3.8)%
Production Enhancement	64,805	59,590	38,056	8.8%	70.3%
Total	$166,247	$163,903	$143,483	1.4%	15.9%

Operating income:
Reservoir Description	$14,621	$18,670	$21,274	(21.7)%	(31.3)%
Production Enhancement	12,972	10,765	118	20.5%	10,893.2%
Corporate and other	(117)	(28)	96	NM	NM
Total	$27,476	$29,407	$21,488	(6.6)%	27.9%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	30 Sep 2017	30 Sep 2016	% Variance

REVENUE	$487,957	$445,199	9.6%

OPERATING EXPENSES:
Costs of services and sales	352,580	329,966	6.9%
General and administrative expenses	35,743	30,595	16.8%
Depreciation and amortization	18,820	20,322	(7.4)%
Other (income) expense, net	752	(339)	NM
Total operating expenses	407,895	380,544	7.2%

OPERATING INCOME	80,062	64,655	23.8%
Interest expense	8,017	9,024	(11.2)%

INCOME BEFORE INCOME TAX EXPENSE	72,045	55,631	29.5%
INCOME TAX EXPENSE	10,601	7,141	48.5%
NET INCOME	61,444	48,490	26.7%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	10	54	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$61,434	$48,436	26.8%

Diluted Earnings Per Share:	$1.39	$1.11	25.2%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,335	43,450	2.0%

Effective Tax Rate	15%	13%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$310,650	$321,129	(3.3)%
Production Enhancement	177,307	124,070	42.9%
Total	$487,957	$445,199	9.6%

Operating income:
Reservoir Description	$49,231	$60,011	(18.0)%
Production Enhancement	31,132	4,615	574.6%
Corporate and other	(301)	29	NM
Total	$80,062	$64,655	23.8%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

				% Variance
ASSETS:	30 Sep 2017	30 Jun 2017	31 Dec 2016	vs Q2-17	vs Q4-16

Cash and Cash Equivalents	$13,780	$14,318	$14,764	(3.8)%	(6.7)%
Accounts Receivable, net	129,656	128,983	114,329	0.5%	13.4%
Inventory	34,499	35,598	33,720	(3.1)%	2.3%
Other Current Assets	25,194	27,323	23,648	(7.8)%	6.5%
Total Current Assets	203,129	206,222	186,461	(1.5)%	8.9%

Property, Plant and Equipment, net	124,120	125,746	129,882	(1.3)%	(4.4)%
Intangibles, Goodwill and Other Long Term Assets, net	255,495	251,790	256,709	1.5%	(0.5)%
Total Assets	$582,744	$583,758	$573,052	(0.2)%	1.7%

LIABILITIES AND EQUITY:

Accounts Payable	$34,904	$41,607	$33,720	(16.1)%	3.5%
Other Current Liabilities	58,234	59,199	70,303	(1.6)%	(17.2)%
Total Current Liabilities	93,138	100,806	104,023	(7.6)%	(10.5)%

Long-Term Debt & Lease Obligations	233,864	233,739	216,488	0.1%	8.0%
Other Long-Term Liabilities	102,445	97,761	97,244	4.8%	5.3%

Total Equity	153,297	151,452	155,297	1.2%	(1.3)%
Total Liabilities and Equity	$582,744	$583,758	$573,052	(0.2)%	1.7%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	30 Sep 2017	30 Jun 2017	30 Sep 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$21,053	$22,709	$16,838
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,760	5,840	5,675
Depreciation and amortization	6,091	6,302	6,724
Accounts Receivable	(961)	(7,002)	2,910
Inventory	1,130	1,972	2,190
Accounts Payable	(6,136)	3,867	803
Other adjustments to net income	2,942	(14,973)	(270)
Net cash provided by operating activities	$29,879	$18,715	$34,870

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(4,902)	$(2,913)	$(2,438)
Other investing activities	(435)	(378)	(2,227)
Net cash used in investing activities	$(5,337)	$(3,291)	$(4,665)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(22,000)	$(18,000)	$(31,550)
Proceeds from debt borrowings	22,000	33,000	29,000
Dividends paid	(24,271)	(24,306)	(24,257)
Issuance of common shares	—	—	(9)
Repurchase of treasury shares	(809)	(6,115)	(1,045)
Other financing activities	—	(27)	97
Net cash used in financing activities	$(25,080)	$(15,448)	$(27,764)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(538)	(24)	2,441
CASH AND CASH EQUIVALENTS, beginning of period	14,318	14,342	14,778
CASH AND CASH EQUIVALENTS, end of period	$13,780	$14,318	$17,219

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Nine Months Ended
	30 Sep 2017	30 Sep 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$61,444	$48,490
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	17,323	16,762
Depreciation and amortization	18,820	20,322
Accounts Receivable	(15,488)	37,610
Inventory	(796)	2,995
Accounts Payable	2,307	(3,023)
Other adjustments to net income	(5,255)	(14,472)
Net cash provided by operating activities	$78,355	$108,684

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(14,264)	$(7,740)
Other investing activities	(990)	(2,757)
Net cash used in investing activities	$(15,254)	$(10,497)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(89,000)	$(290,226)
Proceeds from debt borrowings	106,000	63,000
Dividends paid	(72,861)	(70,883)
Issuance of common shares	—	197,202
Repurchase of treasury shares	(8,197)	(2,157)
Other financing activities	(27)	(398)
Net cash used in financing activities	$(64,085)	$(103,462)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(984)	(5,275)
CASH AND CASH EQUIVALENTS, beginning of period	14,764	22,494
CASH AND CASH EQUIVALENTS, end of period	$13,780	$17,219

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 Sep 2017	30 Sep 2017
Net cash provided by operating activities	$29,879	$78,355
Capital expenditures	(4,902)	(14,264)
Free cash flow	$24,977	$64,091

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